EXHIBIT 12
                           EL PASO CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (DOLLARS IN MILLIONS)


                                                                                FOR THE THREE MONTHS
                                               FOR THE YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                         1997     1998    1999    2000    2001        2001    2002
                                         ----     ----    ----    ----    ----        ----    ----
Earnings
    Pre-tax income (loss)
      from continuing operations       $ 1,176  $  174  $  350 $  1,774   $  249   $ (425)  $  337
    Minority interest in
      consolidated subsidiaries             32      60      93      204      217       62       92
    Income from equity investees          (208)   (212)   (285)    (392)    (496)    (100)     (61)
                                       --------  ------  ------  -------    -----   ------   ------
    Pre-tax income (loss) from
      continuing operations before
      minority interest in consolidated
      subsidiaries and income
      from equity investees              1,000      22     158    1,586     (30)     (463)     368

    Fixed charges                          745     827     991    1,400   1,492       392      367
    Distributed income of
      equity investees                     114      96     194      321     298        39       59
    Capitalized interest                   (24)    (36)    (64)     (82)    (65)      (20)      (9)
    Preferred dividend requirements
      of consolidated subsidiaries         (47)    (47)    (43)     (54)    (51)      (12)     (11)
    Preferred returns on consolidated
      subsidiaries                           -     (28)    (62)    (166)   (182)      (54)     (32)
                                        -------  ------  ------  -------   -----    ------   ------
        Totals earnings available
          for fixed charges            $ 1,788  $  834  $1,174   $ 3,005  $1,462   $ (118)   $ 742
                                       ========  ======  ======  =======   =====    ======   ======
Fixed charges
    Interest and debt costs            $   655  $  710  $  834   $ 1,114 $ 1,210   $  312    $ 314
    Interest component of rent              43      42      52        66      49       14       10
    Preferred dividend requirements
      of consolidated subsidiaries          47      47      43        54      51       12       11
    Preferred returns on consolidated
      subsidiaries                           -      28      62       166     182       54       32
                                        -------  ------  ------   ------  ------    ------   ------
        Total fixed charges            $   745  $  827  $  991   $ 1,400 $ 1,492   $  392    $ 367
                                        =======  ======  ======   ======  =======   ======   ======
Ratio of earnings to fixed charges        2.40    1.01    1.18      2.15      -(1)     -(1)   2.02
                                        =======  ======  ======   ======  =======   ======   ======

(1) Earnings were inadequate to cover fixed charges by $30 million for  the year ended  December 31,
    2001 and $510 million for the three months ended March 31, 2001.

    For purposes of calculating these ratios:  (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing  the  interest  factor, pre-tax  preferred  dividend  requirements  of  consolidated subsidiaries, and  pre-tax  preferred  returns on  consolidated subsidiaries; and (ii) "earnings"
    represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest  in consolidated  subsidiaries and  income from equity investees, fixed charges, and  distributed  income  of  equity  investees, less  capitalized  interest, preferred  dividend requirements of consolidated subsidiaries, and preferred returns on consolidated subsidiaries.
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